Exhibit 10.4

DYNAMICS RESEARCH CORPORATION SPECIAL SEVERANCE PLAN

Dynamics Research Corporation’s (DRC) Special Severance Plan will, in the event of a Change of Control, resulting from protect selected and participating senior executives by providing a generous compensation arrangement should they be adversely affected by the Change of Control, and help DRC retain qualified employees and maintain a stable work environment.

SECTION 1: DEFINITIONS

The following terms shall have the meanings set forth below:

1.1.	Board – The Board of Directors of the Company.

1.2.	Cause – (a) an Employee’s willful and continued failure to substantially perform his or her duties, or (b) an Employee’s willful engagement in conduct that is demonstrably and materially injurious, monetarily or otherwise, to a DRC Company or a Successor Employer.

1.3.	Change in Control – Any of the following events:

(1) any one person or entity, or more than one person or entity acting as a group, acquires ownership of stock of the Company or any majority subsidiary of the Company for which the Employee is providing services (a “Change of Control Company”) that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of any such Change of Control Company;

(2) any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s) or entity(ies) ownership of stock of any Change of Control Company possessing at least 30 percent or more of the total voting power of the stock of such Change of Control Company;

(3) a majority of members of any Change of Control Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Change of Control Company’s board of directors before the date of the appointment or election; or

(4) any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s) or entity(ies)) assets from any Change of Control Company that have a total gross fair market value equal to or more than at least 40 percent of the total gross fair market value of all of the assets of such Change of Control Company immediately before such acquisition or acquisitions (where gross fair market value means the value of the assets of the Change of Control Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets).

1.4.	Company – Dynamics Research Corporation, a Massachusetts corporation, and its successors.

1.5.	DRC – Dynamics Research Corporation and all of its Subsidiaries.

1.6.	Effective Date – December 1, 2013, except that with respect to Employees who as of such date are covered by a substantially similar plan, the Effective Date will be immediately following expiration of that plan on December 31, 2013.

1.7.	Employee – A person whose participation in the Plan has been authorized by the Board or its designated representative. An Employee shall automatically cease to be an Employee and a participant in the Plan if and when, prior to a Change in Control with respect to the Employee, his or her employment with DRC terminates for any reason.

1.8.	Employer – The Company group, division, or operating unit to which an Employee is rendering substantially all of his or her services from time to time.

1.9.	ERISA – The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.10.	Good Reason – Good Reason. For purposes of this Plan, “Good Reason” shall mean:

(1) A material diminution in the Employee’s Pay;

(2) A change in the geographic location at which the Employee must perform the majority of services of more than 50 miles or excessive travel substantially in excess of travel requirements prior to a Change of Control unless consented to by Employee.

(3) A significant diminution in the duties of Employee from or the assignment of duties on an ongoing and continuous basis that are inconsistent with Employee’s duties that are performed immediately prior to the Change of Control (provided that changes in title, changes due to integrating certain companies, changes to the business units or personnel reporting to Employee or changes in who Employee reports to shall not be deemed to constitute a significant diminution in an Employee’s duties);

For Good Reason to exist, the Employee must provide notice to the Employer of the existence of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, and the Employer shall upon such notice shall have a period of thirty (30) days during which it may remedy the condition (and upon such remedy Good Reason shall be deemed not to have existed).

1.11.	Month of Pay – The Employee’s Pay prorated for one month in accordance with the Employee’s regular payroll procedures.

1.12.	Pay – The sum of (a) the Employee’s current yearly salary, plus (b) the greater of the Employee’s most recent annual incentive compensation target award immediately prior to the Change in Control or the Employees most recent annual incentive compensation target award immediately prior to the Severance Date.

1.13.	Plan – The DRC Special Severance Plan, as set forth herein and as it may be amended from time to time. All such amendments shall be incorporated herein by reference as of the date of such amendment.

1.14.	Plan Administrator – The Compensation Committee of the Board of Directors of the Company, or such individuals or others as they shall appoint to administer the Plan.

1.15.	Salary – The greater of an Employee’s annual base salary rate immediately prior to the applicable Change in Control or the Employee’s annual base salary rate immediately prior to the Severance Date. Salary does not include bonuses or any other remuneration.

1.16.	Severance – The termination, while the Employee is an Employee, of his or her employment with the Company and the Successor Employers on or after the Effective Date and within the period of time after the applicable Change in Control specified for such Employee as the Coverage Duration Period on Schedule A, (i) by the Company and the Successor Employers other than for Cause, or (ii) by the Employee for Good Reason. An Employee shall not be considered to have incurred a Severance if his or her employment is discontinued by reason of (a) the Employee’s voluntary termination of employment other than for Good Reason, (b) the Employee’s death, (c) a physical or mental condition that causes the Employee to be unable to substantially perform his or her duties including, without limitation, any condition that entitles the Employee to benefits under any sick pay or disability income policy or program of a the Company or a Successor Employer, (e) the Employer’s requiring the Employee to transfer to another office, facility, or job location fifty (50) miles or less from the Employee’s then current office, facility, or job location.

1.17.	Severance Date – The effective date of an Employee’s Severance from employment with all DRC Companies and Successor Employers.

1.18.	Severance Pay – Payments made to Employees pursuant to Section 2.1 and 2.2.

1.19.	Successor Employers – After a Change in Control of an Employer, the Employer, any company or other entity that has acquired or acquires the Employer, and all affiliates (as such term is defined in the regulations under the Securities Act of 1933) of the Employer or of any company or other entity that has acquired or acquires the Employer. “Successor Employer” means any of the Successor Employers.

SECTION 2: BENEFITS

2.1.	Each Employee who incurs a Severance shall be entitled to receive Severance Pay equal to the number of Months of Pay set forth on Schedule A attached hereto for such Employee. However, with respect to that portion of Severance Pay attributable to the Employee’s annual incentive compensation pursuant to Section 1.12(b), Severance Pay shall not include any amount excess of the annual amount of such compensation (even if the Employee’s Months of Pay exceeds 12) and for avoidance of doubt, such annual amount of incentive compensation shall be prorated for any Employee whose Months of Pay is fewer than 12.

2.2.	If the Employee is covered under a health insurance plan of the Company immediately prior to the Severance Date, then the Employee shall be paid as additional severance a lump sum equal to the Company’s contribution to the monthly premium cost of such coverage multiplied by the number of Months of Pay used in Section 2.1 to compute the amount of Severance Pay.

2.3.	No Employee shall be eligible to receive Severance Pay or any other benefits under the Plan unless he or she first executes a valid and legally binding release in writing, in a form and manner prescribed by the Plan Administrator, releasing Dynamics Research Corporation, the Successor Employers, and their employees, officers, and directors from claims and liabilities of any kind relating to his or her employment.

2.4.	Severance Pay will be paid to eligible Employees in one lump sum, less required legal deductions.

2.5.	If the Company or a Successor Employer are or should become obligated by law or by contract to pay an Employee severance pay, salary continuance, notice pay, a termination indemnity, or the like, or if a the Company or a Successor Employer are or should become obligated by law or by contract to provide advance notice of separation (“Notice”) to an Employee, then any Severance Pay otherwise payable under the Plan to the Employee shall be reduced by the amount of any such severance pay, salary continuance, notice pay, termination indemnity, or the like, and by the amount of compensation received with respect to any Notice period (including any Notice period which may be required under the Worker Adjustment and Retraining Notification Act) during which the Employee is not required to work.

SECTION 3: CLAIMS OPERATION AND INTERPRETATION

3.1.	The Plan shall be interpreted, administered, and operated by the Plan Administrator, who shall have complete authority, in his or her sole discretion, to determine who is eligible for benefits under the Plan, to interpret the Plan, to prescribe, amend, interpret and rescind rules and regulations relating to the Plan, and to make all of the determinations necessary or advisable for the administration of the Plan.

3.2.	All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 3.4. Subject to the provisions of Section 6.4, any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Employees, and all other parties in interest.

3.3.	The Plan Administrator may delegate any of their duties hereunder to such person or persons as they may designate from time to time.

3.4.

An Employee shall file a written claim with the Plan Administrator in order to receive severance benefits under the Plan. The Plan Administrator shall, within sixty (60) days after receipt of the written claim, send a written notification to the Employee as to its disposition. In the event the claim is wholly or partially denied, the written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Employee may appeal the denial of his or her claim. In the event an Employee wishes to appeal the denial of his or her claim, he or she may request a review of the denial by making application in writing to the Plan Administrator within sixty (60) days after receipt of the denial. The Employee (or his or her duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt) the Plan Administrator shall notify the Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. In the event the Employee wishes to appeal from the Plan Administrator’s decision, the Employee may submit the claim to final and binding arbitration, in accordance with Section 6.4, by giving written notice to the Plan Administrator within sixty (60) days after receipt of the Plan Administrators decision. No arbitration for benefits under the Plan may be commenced unless and until the Employee has submitted a written claim for benefits, has been notified that the claim has been denied, has filed a written request for review of the denied claim, and has been notified in writing that the denial of the claim has been affirmed, all in accordance with the claims procedure described above.

SECTION 4: PLAN MODIFICATION OR TERMINATION

4.1.	The Plan shall terminate December 31, 2015, if no Change of Control has occurred by that date. Notwithstanding the foregoing, in the event there has been a Change in Control of an Employer prior to the termination of the Plan, the Plan shall terminate with respect to each Employee of such Employer at the end of the period following such Change in Control set forth on Schedule A with respect to such Employee (the “Coverage Duration Period”).

4.2.	The Plan may be amended by the Board at any time; provided, however, that except as otherwise provided in Section 5.2, until the expiration date or termination date of the Plan, no amendment may be made which would be adverse to the eligibility or level of benefits in Section 2 for any Employee or, after a Change in Control, similarly adverse to the benefits of any Employee or to the interests of a DRC Company.

SECTION 5: GOVERNMENT LAWS AND REGULATIONS

5.1.	The Plan, as a “severance pay arrangement” within the meaning of Section 3(2) (B) (i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” in Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b).

5.2.	The Plan and the rights of Employees to Severance Pay under the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Board may in its discretion make such changes in the Plan as may be required to conform the Plan to all applicable governmental laws and regulations.

5.3.	The provisions of this Plan are intended not to result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code of 1986, as amended, and such provisions shall be interpreted and administered in accordance with such intent. Without limiting the foregoing, this Plan shall not be amended or terminated in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” or “involuntary separation from service” (as the case may be) within the meaning of Section 409A, any reimbursement of expenses shall occur no later than the end of the calendar year following the calendar year in which the expense is incurred (or such earlier date as applies under the Company’s business expense reimbursement policy), each payment or installment shall be treated as a separate payment (in order to maximize the application of payments during the “short term deferral period” under Section 409A), and if at separation from service the Employee is considered a Specified Employee within the meaning of said Section 409A, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A that are to be made upon separation from service shall not commence earlier than six (6) months after the date of such separation from service, and any such amounts that would otherwise be paid to the Employee within the first six months following the separation from service shall be accumulated and paid to the Employee in a lump sum six months and one day following the separation from service (or if the Employee dies during such six-month period, as soon as practical following the date of death). The foregoing notwithstanding, the Company shall not be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A.

To the extent that severance payments or benefits pursuant to this Plan are conditioned upon the execution and delivery by Employee of a release of claims, Employee shall forfeit all rights to such payments and benefits unless such release is signed, delivered and effective within sixty (60) days following the date of Employee’s separation from service within the meaning of Section 409A. If such release is so signed, delivered and effective, then such payments or benefits shall be made or commence upon the business day next following the date the release is effective; provided, however, that if such sixty (60)/ period would end in the calendar year following the date of Employee’s separation from service, then such payments or benefits shall be made or commence upon the later of the date the release is effective and the first business day of such following calendar year.

SECTION 6: GENERAL PROVISIONS

6.1.	Nothing in the Plan shall be deemed to give any Employee the right to be retained in the employ of any company or to interfere with the right of any company to discharge an Employee at any time and for any lawful reason, with or without notice or cause. In addition, nothing in the Plan shall restrict an Employees right to terminate his or her employment at any time.

6.2.	Except as otherwise provided herein or by law, no right or interest of an Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or any other manner, no attempted assignment or transfer thereof shall be effective; and no right or interest of an Employee under the plan shall be liable for, or subject to, any obligation or liability of an Employee. When a payment is due under the Plan to an Employee and the Employee is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.3.	The Company may, at any time and from time to time, without any Employee’s consent, assign its interest in the Plan with respect to one or more Employees to a DRC Company which shall assume all of the Company’s obligations hereunder with respect to such Employees and, upon such assignment, the assignee shall be substituted for the Company for all purposes under the Plan with respect to such Employees. Any such assignment and assumption shall constitute a novation and assignee(s) shall be substituted automatically for the Company with respect to such Employees. Any such assignee shall have the same rights as the assignor to further assign the Plan. In connection with any Change in Control of an Employer, the Company may, assign its interest in the Plan with respect to any or all affected Employees to any entity or entities that, upon the Change in Control, will qualify as a Successor Employer, provided that such assignee assumes all of the Company’s obligations hereunder with respect to such Employees. Any such assignment to one or more Successor Employers shall not prevent the transaction that results in the business of the Employer being conducted by an entity that is not a DRC Company from constituting a Change in Control.

6.4.	Any dispute or controversy arising out of or relating to the Plan (or to benefits which may be provided under the Plan), as well as any dispute or controversy arising out of or relating to the termination of an Employee’s employment with any Employer, including any claims based on federal, state or local laws (including employment discrimination or wrongful dismissal laws), shall be settled exclusively by final and binding arbitration, conducted before a neutral arbitrator with expertise in employment law, including ERNA, in accordance with the Voluntary Labor Association Rules of the American Arbitration Association. In reaching a decision, the arbitrator shall interpret, apply and be bound by the Plan and by applicable law. The arbitrator shall apply the same ‘standard of review in disputes relating to the Plan or to Plan benefits as a court of competent jurisdiction would apply under ERISA. The arbitrator shall have no authority to add to, detract from, or modify the Plan or any law in any respect. The arbitrator may grant any remedy or relief that may be necessary to make the injured party whole, provided that in no event may the arbitrator grant any remedy or relief that a court of competent jurisdiction could not grant, nor any relief greater than that sought by the injured party. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.

6.5.	The Plan is unfunded. Except as provided in Section 6.3, the liability for Severance Pay and the other obligations under the Plan are solely the responsibility of the Company. Severance Pay shall be payable from the Company’s general assets, and no other company shall have any responsibility or liability under the Plan. However, the Company’s liabilities under the Plan shall be discharged to the extent of any payment received by the Employee from any other company made for that purpose and on the Company’s behalf or for its benefit.

6.6.	If any provision of the Plan shall be held void or unenforceable, the remainder of the Plan shall remain in full force and effect, and the Plan shall be construed as if such void or unenforceable provision were omitted; provided that in interpreting this Plan the arbitrator shall replace such void or unenforceable provision with an effective and legally permissible provision, the effect of which shall be identical to, or as close as reasonably possible to, the effect of the original provision.

6.7.	As used in this Plan, any reference to the masculine, feminine, or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural.

DYNAMICS RESEARCH CORPORATION

By:	/s/ James P. Regan
James P. Regan
Chairman, President and Chief Executive Officer

Date: December 20, 2013

Schedule A

Employee	Months of Severance Pay	Coverage Duration Period

Helen Tsingos	Twelve (12) months	Eighteen (18) months

Schedule A

Employee	Months of Severance Pay	Coverage Duration Period

Jen Connell	Nine (9) months	Eighteen (18) months

Schedule A

Employee	Months of Severance Pay	Coverage Duration Period

Dave Keleher	Eighteen (18) months	Twenty-four (24) months

Schedule A

Employee	Months of Severance Pay	Coverage Duration Period

Paul Strasser	Twelve (12) months	Twenty-four (24) months

Schedule A

Employee	Months of Severance Pay	Coverage Duration Period

Steve Wentzell	Twelve (12) months	Twenty-four (24) months

Schedule A

Employee	Months of Severance Pay	Coverage Duration Period

Dave Kistler	Nine (9) months	Twenty-four (24) months